ROPES & GRAY
                          ONE INTERNATIONAL PLACE
                     BOSTON, MASSACHUSETTS 02110-2624
                              (617) 951-7000

                             January 24, 1996

Putnam High Yield Advantage Fund
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

     We are furnishing this opinion in connection with the sale during the fiscal year ended November 30, 1995 of 68,113,926 shares of beneficial interest (the "Shares") of Putnam High
Yield
Advantage Fund (the "Fund").

     We understand that on your books you record as sold Shares for which orders have been accepted notwithstanding that on the date of acceptance such Shares may not have been paid for, and that for purposes of compliance with Rule 24f-2 (the "Rule") under the Investment Company Act of 1940, as amended, you regard such Shares as having been sold.

     We have examined copies of (i) your Agreement and Declaration of Trust as on file at the office of the Secretary of
State of The Commonwealth of Massachusetts, which provides for an unlimited number of authorized shares of beneficial interest, and
(ii) your Bylaws, which provide for the issue and sale by the
Fund of such Shares. We have also examined (i) a copy of the notice (the "Notice") to be filed pursuant to the Rule by you with the Securities and Exchange Commission relating to your registration of an indefinite number of shares of beneficial interest of the Fund pursuant to the Securities Act of 1933, as amended, and making definite registration of the Shares pursuant to the Rule, and (ii) a certificate of the Treasurer of the Fund stating that 67,704,320 of the Shares had been recorded as issued and that the appropriate consideration therefor as provided in your Bylaws had been received at November 30, 1995, and that 409,606 of the Shares had been recorded as sold and issued on your books at November 30, 1995, but that at that date payment had not been received and was not then due in the ordinary course of business.

     We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities, and that the Notice will be timely filed with the Securities and Exchange Commission.


ROPES & GRAY
                                    -2-
Putnam High Yield Advantage Fund
January 24, 1996

     Based upon the foregoing, we are of the opinion that:


     1. The Fund is a legally organized and validly existing voluntary association with transferable shares of beneficial interest under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of shares of beneficial interest.

     2. The Shares were validly issued and, except for the 409,606 Shares for which payment had not been received at November 30, 1995 and was not then due in the ordinary course of business, were fully paid and nonassessable by the Fund at November 30, 1995.

     The Fund is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the
Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Fund or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable for the obligations of the Fund solely by reason of his being or having been a shareholder of the Fund. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

     We consent to this opinion accompanying the Notice.

                              Very truly yours,

                              /s/Ropes & Gray

                              Ropes & Gray